Exhibit 99.1(m)

CREDIT SUISSE TRUST

Certificate of Amendment

The undersigned, being the Vice President and Secretary of Credit Suisse Trust, a trust with transferable shares of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust, dated March 15, 1995, as amended to date (as so amended, the “Declaration”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 25, 2006, the Declaration of Trust is hereby amended as follows:

Section 6.2 of the Declaration of Trust is amended to change the name of the Mid-Cap Growth Portfolio of the Trust to be the “Mid-Cap Core Portfolio” effective as of December 1, 2006;

Section 6.2 of the Declaration of Trust is amended to change the name of the Small-Cap Growth Portfolio of the Trust to be the “Small Cap Core I Portfolio” effective as of December 1, 2006;

Section 6.2 of the Declaration of Trust is amended to change the name of the Small-Cap Value Portfolio of the Trust to be the “Small-Cap Core II Portfolio” effective as of December 1, 2006.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 17th day of November, 2006.

/s/J. Kevin Gao
J. Kevin Gao
Vice President and Secretary

ACKNOWLEDGMENT

STATE OF New York	)
) ss.
COUNTY OF New York	)

November 17, 2006

Then personally appeared the above-named J. Kevin Gao and acknowledged the foregoing instrument to be his free act and deed.

Before me,

/s/Karen A. Regan
Notary Public
My commission expires: December 2009

Karen A. Regan

Notary Public State of New York

No. 01RE600715

Qualified in New York County

Commission Expires Dec 22, 2009